Exhibit 21.01

List of Subsidiaries of YPF Energía Eléctrica S.A.

Subsidiary	Jurisdiction of incorporation	Name under which the subsidiary does business
Luz del León S.A.	Argentina	N/A

Luz del Sol S.A.U.	Argentina	N/A

Luz de la Puna S.A.U.	Argentina	N/A

Y- Luz Inversora S.A.U.	Argentina	N/A

Luz del Campo S.A.	Argentina	N/A

Inversora Dock Sud S.A.	Argentina	N/A

Central Dock Sud S.A.	Argentina	N/A

YPF – EE Comercializadora S.A.U.	Argentina	N/A

Luz del Fuerte S.A.U.	Argentina	N/A

Luz del Rio S.A.	Argentina	N/A